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                                                                   EXHIBIT 99(a)

Press Release
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MICRO GENERAL ANNOUNCES ACQUISITION OF LDEXCHANGE.COM, INC.


SANTA ANA, California, November 17, 1998: Micro General Corporation (NASDAQ OTC:
MGEN) today announced that it successfully concluded the acquisition of LDExchange.com, Inc., a privately held company in the international telecommunications services and Internet telephony marketplace. This acquisition provides for the purchase of 100% of the common stock of LDExchange.com in exchange for $1,100,000 cash and 1,000,000 shares of Micro General Corporation common stock. This acquisition will enhance the international telecommunications and Internet telephony capabilities of Micro General. LDExchange.com, Inc. will gain increased access to the domestic telecom market, as well as the infrastructure development and applications generation abilities of Micro General to support and expand the existing and growing $25 million in annualized revenue.

"Meeting the growing challenge of increasingly complex telephony applications clearly demands solid enterprise experience and a deep understanding of the market," said Bruce Crair, President and COO of Micro General Corporation. "This acquisition expands our vision of what an Enterprise Solutions Provider (ESP) should be. By combining our strengths in telecommunications, electronic commerce, and software development with the international reach and Internet telephony experience of LDExchange.com, Micro General will be better able to provide truly global solutions to our customers."

Internet telephony, including Voice-over-Internet Protocol (VoIP) applications, has gained substantial market momentum in recent months. As networks improve and the quality of the voice connections follow suit, many companies have become increasingly interested in exploring these alternatives to the traditional public telephone network. According to Crair, Micro General is keenly interested in further developing its Internet telephony applications and infrastructure, and this acquisition is in keeping with this ongoing telecommunications strategy.

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"LDExchange.com is very pleased with this alliance," said Joseph Putegnat III,
President. "We will bring a new technology to the international arena for Micro General and its subsidiary, ACS Systems, Inc. We will increasingly be viewed as the partner of choice as we provide quality termination routes to the growing worldwide marketplace."

Located in Santa Ana, Micro General Corporation, through its wholly-owned subsidiary ACS Systems, Inc., is a full-service Enterprise Solutions Provider that offers total voice, data and systems integration solutions for small and medium sized enterprises. The company, majority-owned by Fidelity National Financial, Inc. (NYSE: FNF), offers a complete range of information technology services, including voice and data network design, implementation, and management. Micro General also offers proven solutions in the areas of Application Development, Real Estate-industry applications, ECommerce, and Y2K remediation and consulting services. For more information about Micro General Corporation, call (949) 622-4444, or at http://www.acysys.com.

Headquartered in San Diego, LDExchange.com, Inc., was founded in 1997 to provide access to the international long distance market for the rapidly growing wholesale telecommunications services sector. For information about LD Exchange.com and its services, see its site at http://www.ldexchange.com.





"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and results could vary materially form the descriptions contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.